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                                                                    EXHIBIT 99.1

              ZONAGEN REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 10, 2004--Zonagen,
Inc.(NASDAQ-NMS:ZONA) (Nasdaq:ZONA) today announced financial results for the three-month period ended March 31, 2004.

During the first quarter ended March 31, 2004, the Company continued to focus on its near term business strategy of concentrating its resources on the clinical development of Progenta(TM), for the treatment of uterine fibroids, and to complete a U.S. human Phase I/II clinical study of Androxal(TM), for the treatment of male hormonal deficiency. The Company is in the process of obtaining the necessary regulatory approvals to conduct (outside the U.S.) a Phase I/II human safety and efficacy challenge study with Progenta(TM), against the current pharmaceutical gold standard of drug therapy for the treatment of uterine fibroids which is anticipated to begin in mid-year 2004. The Company anticipates the completion of its Androxal(TM) Phase I/II study by year end 2004.

Total revenues for the three-month period ended March 31, 2004 were $125,000 as compared to $233,000 for the same period in the prior year. Research and development grants for the three-month period ended March 31, 2004 were $64,000 as compared to $121,000 for the same period in the prior year. Grant revenue relates to three SBIR grants that were awarded to the Company in the third quarter ended September 30, 2002. The Company performed a portion of that paid research under its one remaining $836,441 Phase II grant during the three-month period ended March 31, 2004 as compared to the research that was performed under three SBIR grants during the same period in the prior year. Two of these awarded SBIR grants were depleted during 2003 and the last remaining grant for $836,441 is expected to be depleted during the second quarter ended June 30, 2004. Interest income decreased 77% to $26,000 for the three-month period ended March 31, 2004, as compared to $112,000 for the same period in the prior year. This decrease is primarily due to the reduction in investment cash on hand as a result of the Company completing its January 2004 self tender offer stock repurchase (see below) and the reduction in interest rate yields on the Company's cash investments. Other revenue of $35,000 was from the sale of some of the Company's preclinical phentolamine data that is to be used for a purpose that does not compete with the Company's existing sexual dysfunction technologies.

Research and development ("R&D") expenses include contracted research, regulatory affairs activities and general research and development expenses. During the quarter ended March 31, 2004 the Company spent 71% of total R&D spending on outsourced product development with the majority of that spending being utilized for the preparation of the Progenta(TM) Phase I/II human clinical trial, for the treatment of uterine fibroids, that is anticipated to begin outside of the U.S. in mid-year 2004. During the quarter ended March 31, 2003 the Company reduced its research staff and incurred a $122,000 severance charge. R&D expenses were $477,000 for the three-month period ended March 31, 2004 as compared to $564,000 for the same period in the prior year. Excluding the severance charge in the quarter ended March 31, 2003 R&D expenses would have been $442,000. The Company also continued early development work with Progenta(TM) as an oral treatment for endometriosis, which was funded under its currenT Phase II



                                       1
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$836,441 SBIR grant. In addition, the Company continued working toward the completion of its U.S. Phase I/II human clinical study with Androxal(TM), as an oral treatment for andropause.

General and administrative ("G&A") expenses decreased 29% to $434,000 for the three-month period ended March 31, 2004, as compared to $613,000 for the same period in the prior year. The decrease in expenses for the three-month period ended March 31, 2004 is primarily due to a decrease in costs associated with the search for a potential strategic alternative, a reduction in D&O insurance costs and a reduction in facility related costs due to facility downsizing in 2003, offset by an increase in legal expenses to prepare the Company for current and future reporting requirements.

Net loss for the three-month period ended March 31, 2004, was ($786,000) or ($0.14) per share as compared to a net loss of ($944,000) or ($0.08) per share for the same period in the prior year. Although the loss for the three-month period ended March 31, 2004 was $158,000 less than the same period in the prior year, the loss per share was $0.06 higher due to the Company's smaller share base. The reduced number of shares is a result of the company's self tender offer which was completed in January 2004 (see below). This decreased loss was primarily due to reduced G&A and R&D expenses offset by a reduction in revenues from interest income and research and development grants.

In January 2004, Zonagen completed the purchase of 6,547,635 shares (57% of our outstanding common stock) at a purchase price of $2.10 per share in accordance with the terms of its self tender offer, which expired on January 7, 2004. This purchase included 60,888 shares issuable upon exercise of options for a total aggregate purchase price of approximately $13.7 million, exclusive of approximately $289,000 of costs associated with the offer. As of March 31, 2004, the Company had 4,992,901 shares of common stock outstanding as compared to 11,479,648 shares of common stock outstanding as of December 31, 2003.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen's ability to have success in the clinical development of its technologies, Zonagen's ability to raise additional capital on acceptable terms or at all, uncertainty relating to Zonagen's patent portfolio, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta(TM), the Company's ability to remain listed on Nasdaq, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission
(SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                         ZONAGEN, INC.(NASDAQ-NMS:ZONA)
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                  2004            2003
                                                ------         -------
                                              (Unaudited)    (Unaudited)
Revenues

         Research and development grants        $   64         $   121
         Interest income                            26             112
         Other                                      35              --
                                                ------         -------
                  Total revenues                   125             233

Expenses

         Research and development                  477             564
         General and administrative                434             613
                                                ------         -------
                  Total expenses                   911           1,177
                                                ------         -------
Net loss                                        $ (786)        $  (944)
                                                ======         =======
Net loss per share                              $(0.14)        $ (0.08)
                                                ======         =======
Shares used in loss per share calculation:

         Basic                                   5,492          11,504
         Diluted                                 5,492          11,504



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                           CONSOLIDATED BALANCE SHEETS

                                                   March 31,   December 31,
                                                     2004         2003
                                                   ---------   ------------
                                                       (Unaudited)
Cash, cash equivalents & marketable securities      $8,247       $22,946
Other current assets                                   277           235
Fixed assets (net)                                       3            --
Other assets (net)                                     614           847
                                                    ------       -------
Total assets                                        $9,141       $24,028
                                                    ======       =======

Accounts payable and accrued expenses               $  396       $   541
Stockholders' equity                                 8,745        23,487
                                                    ------       -------
Total liabilities and stockholders' equity          $9,141       $24,028
                                                    ======       =======



CONTACT: Zonagen, Inc.(NASDAQ-NMS:ZONA), The Woodlands
         Joseph S. Podolski, 281-719-3447

SOURCE:  Zonagen, Inc.(NASDAQ-NMS:ZONA)